Exhibit 99.2
USA Mobility, Inc. Investor Conference Call
July 29, 2010
10:00 a.m. Eastern Time
Operating Results for the 2nd Quarter Ended June 30, 2010

Operator:
Good morning and welcome to USA Mobility’s Second Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly:
Good Morning. Thank you for joining us for our second quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2009 Form 10-K, our second quarter Form 10-Q, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

I want to start this morning by highlighting what we believe was an excellent second quarter and first half operating performance for USA Mobility. We ended the quarter ahead of our goals for subscribers, total revenue, cash flow and operating expenses, while ARPU and recurring operating margins remained strong. Despite a very challenging economy, our sales force continued to meet the Company’s plan for gross additions. We continued to provide cost effective and reliable wireless communications services to our nationwide customer base. In addition, we generated sufficient cash flow to operate profitably while returning capital to our stockholders.

Tom will discuss our financial results in more detail in a few minutes, but first I want to review a few highlights of the quarter.
1.	Subscriber trends again showed improvement in the second quarter, maintaining the positive momentum from the previous two quarters. Our annual rate of subscriber erosion for the second quarter was the lowest since the third quarter of 2008, while our quarterly loss rate was the best in more than five years.

2.	Total Revenues met our performance target for the quarter, although the rate of Revenue erosion increased slightly as paging ARPUs declined from prior periods.

3.	We again made substantial progress in reducing Operating Expenses during the second quarter consistent with our goal to manage a low-cost operating structure. Operating expenses...excluding depreciation, amortization and accretion...were nearly 25 percent lower at June 30th than they were a year earlier. This accomplishment is a credit to the commitment and hard work of employees throughout the organization.

4.	The success of our cost management efforts, combined with a solid revenue performance, resulted in second quarter earnings before interest, taxes, depreciation, amortization and accretion (or EBITDA) of $20.4 million. We also reported a very strong EBITDA margin of 34.6 percent for the quarter.

5.	We again met our goal of generating sufficient free cash flow during the quarter to return capital to stockholders consistent with our capital allocation strategy. We produced $21.9 million in cash from operations in the second quarter, allowing us to pay a regular quarterly cash distribution of $0.25 per share on June 25, 2010. In addition, our Board of Directors yesterday declared a regular quarterly cash distribution of $0.25 per share to be paid on September 10, 2010.

6.	We continued to repurchase the Company’s common stock during the second quarter under our Stock Repurchase Program, buying back 176,839 shares in the quarter. Since the program began in August 2008, we have repurchased a total of 5,399,809 shares of our common stock. As of June 30th, approximately $18.1 million remains available for purchases under the currently approved plan, which extends through the end of this year.

Overall, we are very pleased with our results for the second quarter and believe we’re well positioned for a solid year in 2010. At this point I’ll ask Tom Schilling, COO and CFO, to review our quarterly financial results and provide additional comments on our recent operating performance...... Tom.

Mr. Schilling:	Thanks Vince, and good morning.

As Vince noted, we were pleased with the Company’s second quarter operating performance. Improvement in subscriber churn combined with strong ARPU and lower operating and capital expenses, contributed to high EBITDA margin and strong cash flow for the quarter.

We were particularly pleased with the improvement in subscriber trends as the pace of unit erosion improved for the third straight quarter. While unit losses are still high, the positive trends in recent months have reversed the accelerating churn rate we experienced during late 2008 and throughout most of 2009. We ended the quarter with 2,027,000 units in service, a net decrease of 72,000 units during the quarter, compared to a decline of 83,000 units in the first quarter and 158,000 in the year-earlier quarter.

The quarterly rate of subscriber loss improved to 3.5 percent from 3.8 percent in the prior quarter and 6.0 percent in the year ago quarter. Our annual rate of net unit loss improved to 17.2 percent, compared to 19.5 percent in the first quarter and 22.9 percent in the year-earlier quarter.

Total Gross Placements decreased slightly to 72,000 in the quarter from 76,000 in the prior quarter. However, Disconnects declined to 144,000 from 159,000 in the prior quarter.

Healthcare continues to be our most stable market segment with the highest rate of gross placements and lowest rate of net unit losses. For the quarter, the gross placement rate for Healthcare improved to 4.4 percent, compared to 3.5 percent in the prior quarter, while the net unit loss rate was 0.8 percent, versus 1.4 percent in the previous quarter, reaching its lowest level since the second quarter of 2007. Healthcare accounted for over 70 percent of all gross additions during the quarter and at June 30th, accounts for 56.1 percent of our total subscriber base, compared to 49.8 percent a year earlier.

Total Paging ARPU was $8.87 in the second quarter, compared to $9.00 in the first quarter and $8.96 in the second quarter of 2009. Despite the modest decline in ARPU, we are pleased that overall pricing levels remain relatively steady given the challenging economy over the past year, and our continue customer base migration toward larger customers with lower ARPU. Paging Revenue for the second quarter was $54.9 million, a decrease of 5.1 percent from $57.8 million in the first quarter. The annual rate of decline was 19.3 percent in the second quarter, compared to 19.7 percent in the prior quarter.

Product Sales declined 18.6 percent to $2.7 million in the second quarter from the prior quarter, due mostly to lower Lost Pager Revenue resulting from the improvement in disconnect rates. Cellular phone sales declined 11.9 percent from the prior quarter. Other Revenue was essentially flat with the first quarter.

Total Revenue for the second quarter was $59.1 million, compared to $62.8 million in the first quarter and $75.1 million in the second quarter of 2009. The quarterly rate of Revenue erosion declined to 5.8 percent, compared to 4.0 percent in the prior quarter and 5.7 percent in the year-earlier quarter. Revenue declined 21.3 percent on an annual basis in the second quarter compared to 21.2 percent in the first quarter and 18.4 percent in the second quarter of 2009.

We continued to reduce Operating Expenses in the second quarter, at a faster pace than the rate of revenue decline on both a quarterly and annual basis. Total Operating Expenses (excluding depreciation, amortization and accretion) were $38.7 million, a reduction of $12.5 million, or 24.4 percent from the year-earlier quarter. Second quarter Operating Expenses declined 5.3 percent from the first quarter and represented 65.4 percent of revenue compared to 68.1 percent for the second quarter of 2009.

Payroll expense, the Company’s largest expense item, decreased 16.1 percent in the second quarter to $15.2 million from $18.2 million in the same quarter of 2009.

Headcount at June 30th was 599 full-time equivalent employees, a reduction of 15.8 percent from 711 a year earlier. Going forward, we will continue to adjust staffing levels as necessary to best meet our current and anticipated business needs and customer requirements.

Site Rent expense, our second largest operating expense, declined 8.8 percent to $8.3 million in the second quarter versus the prior quarter and 19.0 percent from the year-earlier quarter. Site rent reduction reflects continued progress in our network rationalization program, including deconstructing sites, renegotiating site leases and moving to less costly sites. At June 30th, we operated 6,319 active transmitters, compared to 7,123 at year-end 2009. We have reduced the number of “paid” active transmitters to 3,892 at June 30th from 4,601 at December 31, 2009, a 15.4 percent reduction. Customer provided sites, which have no associated rent cost, now represent over 38 percent of our active transmitters.

Beyond Payroll and Site Rent, all Other Expenses totaled $15.1 million in the second quarter, compared to $16.1 million in the first quarter and $22.8 in the year-earlier quarter, a year-over-year reduction of 33.5 percent. Please note that the second quarter 2009 expenses included a $4.0 million litigation settlement charge. Adjusting for that non-recurring cost all other expenses declined 19.7 percent from the year ago quarter.

EBITDA for the quarter was $20.4 million, compared to $22.0 million in the first quarter and $24.0 million in the second quarter of 2009. EBITDA margin was 34.6 percent, compared to 35.0 percent in the prior quarter and 31.9 percent in the year-earlier quarter. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses were $563,000, compared to $1.7 million in the first quarter and $4.4 million in the second quarter of 2009. The unusually low capital expense in the quarter and year to date is a result of fewer pager device purchases. We refurbish and reuse pager devices returned to us by canceling customers. Given the large subscriber churn experienced during late 2008 and throughout 2009 our inventory of used equipment has increased and reduced our need for additional purchases. We do expect new pager device purchases to return to more normal levels in the third and fourth quarters, and that is reflected in our revised guidance.

Net Income for the second quarter was $13.1 million, or $0.58 per fully diluted share, compared to $44.7 million, or $1.93 per fully diluted share, for the year-ago quarter. Net income for the second quarter of 2009 included a one-time income tax benefit of $37.0 million due to the settlement of uncertain tax positions and tax refund claims, and a litigation settlement expense of $4.0 million. Absent those non-recurring items, net income would have been $10.1 million, or $0.43 per fully diluted share.

The significant change in our second quarter income tax expense resulted from a $4.7 million decrease in our deferred tax asset valuation allowance that also reduced income tax expense. In the second quarter we reassessed the expected level of our 2010 taxable income, which resulted in a reduction of the deferred tax asset valuation allowance. The corresponding reduction in income tax expense resulted in a quarterly effective income tax rate of 6.0% and a year-to-date effective income tax rate of 23.3%. Absent the reduction in income tax expense, net income would have been $8.4 million or $0.37 per fully diluted share.

As noted in our press release, we expect $0.02 of our September cash distribution of $0.25 per share will be treated as a dividend distribution and the remaining $0.23 as return of capital.

I would also point out that any taxable income we generate in 2010 will be substantially offset by our tax net operating losses, so we do not expect any significant cash liability for Federal and State income taxes.

With respect to our financial expectations for full-year 2010, we are revising the guidance provided earlier this year to tighten the revenue range and lower the expected operating and capital expenses. We now expect revenue for full year 2010 to be between $230 million to $235 million, Operating Expenses (excluding depreciation, amortization and accretion) to be between $156 million and $159 million, and Capital Expenses to be between $7 million and $9 million. I would again remind you that our projections are based on current trends and that those trends are subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly:	Thanks, Tom.

Before we take your questions, I wanted to briefly address a few other items that may be of interest:
•	First, I’ll provide a brief update on our Sales and Marketing activities during the second quarter;

•	Second, I’ll briefly review our current capital allocation strategy;

•	And, finally, I will comment on our long-term business options as we look out over the next several years.

With respect to our selling and marketing activities in the quarter, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 88 percent of our direct subscriber base at June 30th, up slightly from 87 percent at the end of 2009 and 85 percent in the same quarter a year ago. They also accounted for approximately 82 percent of our direct paging revenue in the second quarter compared to 79 percent in the year-earlier quarter. In particular, our Healthcare segment continued to be the major contributor during the quarter, generating approximately 54 percent of total direct paging revenue.

Again this quarter our sales and marketing teams remained focused on the acquisition of new paging accounts. This process requires a continual effort to identify new opportunities and demonstrate the Company’s superiority as a long-term partner. As previously noted, the result of this hard work and dedication by our knowledgeable and experienced sales force enabled us to again meet our plan for gross additions for the quarter. Going forward, we believe the Company’s expanding range of products, services and partnerships, coupled with the sustained focus of our sales teams, will help us attract an increasing number of new accounts, especially in our key market segment of Healthcare. Moreover, as the industry’s largest service provider, we believe decision-makers in all of our core market segments can be confident that we will meet their organization’s needs because of our ability to consistently provide high-quality service and network support.

During the quarter our Sales and Marketing teams also continued to emphasize retention of key customer accounts. An essential part of this process is to continually monitor the account and evaluate potential problem areas. By relying on input from multiple sources, we believe we have greatly improved our ability to identify customer concerns earlier in the process and move quickly to resolve them. We believe this added focus on maintaining and improving existing customer relationships has been a critical factor in our ability to retain a significant portion of our account base.

Importantly, we recorded our first I-LAND system sale during the second quarter. The customer is a large hospital facility on the West Coast and we expect to deploy the system in the third quarter. The I-LAND System is USA

Mobility’s proprietary campus-based two-way messaging solution, which combines the speed of an in-house network with the broad coverage of a wide area system. We also began deployment of two beta sites at existing paging customer locations to demonstrate the system’s performance capabilities. I would also note that we are in active discussions with numerous other potential I-LAND accounts.

We regard the I-LAND System as a key product for us going forward because it not only demonstrates our commitment to serving the evolving needs of our customers, but it reinforces the importance of paging technology, especially for those customers within the Healthcare and Emergency Response sectors.

To quickly review our current capital allocation strategy, you should know that our Board and management remain committed to creating value for our stockholders. We have also been committed to returning capital to our stockholders. We have been true to this goal for many years and we intend to continue to pursue it.

As you recall, we began paying special cash distributions in 2005 and paid our first quarterly cash distribution in 2006. Since then we have continued to pay regular quarterly cash distributions. The Board also has declared special cash distributions from time to time. In addition, we initiated a share buy back program two years ago and have extended it several times since then.

Looking ahead, the Board will continue to review our options. As of today, given our projected cash flow, we expect to continue paying quarterly cash distributions of 25 cents per share for the foreseeable future. We believe this payout continues to represent an excellent yield based on our current share price. In addition, we may consider paying special cash distributions from time to time. With respect to extending our share repurchase program beyond this year, the Board expects to re-evaluate the program later this year as our existing program runs through December 31st.

That said, and notwithstanding our improved operating performance over the past few quarters, I would caution investors that our ability to return capital to stockholders will diminish over time as our revenue and subscriber base continue to contract. Therefore, as we’ve discussed on recent earnings calls, decisions regarding capital allocation will be weighed against other opportunities for creating long-term stockholder value. Such opportunities could include acquisitions or related strategic approaches that might provide enhanced revenue stability and allow us to utilize our existing assets.

Finally, I wanted to take a minute today to comment briefly on USA Mobility’s long-term business outlook as well as some of the variables management and the Board review internally as we contemplate the future.

Since our first full year of combined operations in 2005 after the merger of the #1 and #2 independent paging companies, Arch and Metrocall, which formed USA Mobility, our revenues have decreased from over $600 million in 2005 to approximately $230-$235 million estimated for this year. Each year our subscriber and revenue base has decreased and in order to stay profitable we have worked hard to reduce costs. While we have seen significant slowdown in the rate of subscriber erosion this year, we nevertheless expect that meaningful subscriber and revenue erosion will continue for the foreseeable future and our business will continue to contract.

Those business facts leave us with a couple of long-term options going forward. First and foremost, we must continue to right size our cost structure. We believe this is possible and we believe we can continue to generate robust margins well into the future, however, the absolute value of our cash flows will continue to go down as they have in the past. This means we continue as a profitable, but ever-smaller company.

Another option we have mentioned in the past is to acquire another company or companies with a more stable revenue and cash flow outlook. To that end we have spent a lot of time looking at opportunities and will continue to do so, but in a very disciplined manner. We feel we have a solid management team, mature back office systems capable of absorbing a higher workload and valuable tax assets, all of which can be used to pursue transactions that are accretive to our stockholders and grow cash flow. All of this leads our management team and Board of Directors to feel evaluating alternatives makes a lot of sense.

In summary, we are very pleased with our second quarter and first half results, and believe we are well positioned for a solid second half of 2010. Over the past 5 1/2 years USA Mobility has made tremendous progress in an extremely challenging industry. We have generated significant free cash flow, retired all debt, distributed approximately $334 million in tax-free cash to our stockholders, repurchased approximately $50 million of Company stock and currently have substantial cash on our balance sheet. Despite this progress, we believe we have much more work ahead of us. As a result, you should rest assured that we are actively and aggressively pursuing all opportunities to create even greater value for our stakeholders.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator:
Thank you very much sir. The question and answer session will be conducted electronically today. If you would like to ask a question, you may do so by pressing the star followed by the digit 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again to signal for a question, that’s star 1 and we’ll pause for just a moment to allow everyone a chance to queue.

We’ll take the first question from Will Hamilton of Granite Point Capital.

Will Hamilton:	Good morning guys.

Mr. Kelly:	Good morning.

Will Hamilton:	A question first on the transmitters count. I think you mentioned the total was 6319 and that 38% was free. So does it roughly come out to about 3918 for the paid? Is that accurate?

Mr. Schilling:	Yeah I think it’s total paid active is 3892.

Will Hamilton:
3,892, okay. So if I take that number then and look at what you paid for the site expenses, it doesn’t — it seems like the average cost per transmitter is creeping up. And I was just wondering is that due to, you know, some cost increases from the tower operators or is it a factor of the transmitters left that are still operating?

Mr. Schilling:
It’s a combination of a couple of things. One, as we decommission transmitters we don’t always — we can’t always get out of a lease obligation immediately so there is a certain amount that we’re paying in lease payments that are for inactive transmitters. In addition as you think about it, as we have continued to migrate our networks towards where our customers are through the reduction in subscriber base, we tend to have more concentration in higher cost areas.

So some of the transmitters we take out in more rural areas are lots of times the lower priced ones. So there’s a couple of dynamics there but as all the old transmitters come out for the inactive transmitters we should see that decline in future periods.

Will Hamilton:
Okay, and then just a question on the unit counts and churn and such. Encouraging to see the sequential improvement in the disconnect rate. I was wondering if you could comment whether you think, you know, this quarter is maybe sustainable going forward now that maybe labor markets are — have stabilized although we haven’t seen improvement yet. And do you need to see in your opinion the improvement to get the placement, you know, maybe picking up or declining less, you know, quarter to quarter?

Mr. Kelly:
We think that the slowdown that we’ve seen in the gross subscriber cancellations should hold for the foreseeable future. It was accelerated in the past primarily as a result of the recession and the amount of layoffs that were taking place throughout the business segments in which we market our services. And that volume of layoffs has, you know, abated and we’re just not seeing the cancels that we once saw. We’re not seeing a lot of hiring yet we’re still able to meet our gross add targets.

So I think, you know, from our perspective, and this was one of the reasons why you might have noticed we lightened up a little bit on our valuation allowance on our tax assets, because our outlook, has improved as a result of the improved subscriber retention.

Will Hamilton:	All right, thanks.

Operator:	Just a quick reminder if you do have a question, that’s star 1. And we’ll next move to Cross River Management’s Rich Murphy.

Rich Murphy:
How are you doing guys? Great disclosure on your financial statements by the way. My question is around the M&A comment you made. What — given your low valuation, what markets are there for — is it outside the paging world, is it — are there — where can you use this cash?

Because I project you guys to trade at about 1.8 times enterprise value to EBITDA if your cash - based on my projected cash in this year. So what I guess, what’s cheaper than your stock or what’s a good vertical for you guys?

Mr. Kelly:
Well, I mean, that’s obviously one of the considerations that we have. It probably would not make a lot of sense to use stock at this kind of a multiple to go out and buy something. Perhaps we’d use cash, we’d look within the paging segment which we’ve done and we’ll continue to do.

We’d also look in the broader communications segment as well and within some of the specific market verticals that we operate in on a daily basis. And so you’d more than likely be looking at an acquisition that would use cash as opposed to stock. That’s kind of number one.

Number two, I think I mentioned and maybe I’ll just underscore it for you a little more emphatically that we’ve been doing this in an extremely disciplined manner. We’re just not going to go out and do a deal for the sake of doing a deal to expand the size of this company unless we think that it makes sense for our shareholders. You know, given that alternative we’d rather just distribute the cash.

So we’ll continue to look. We have looked, we’ve walked away from a number of opportunities because we have been very disciplined in our approach and we’ll continue with our main focus, which is to create value for our shareholders.

Rich Murphy:
Great and can I follow up with one follow-up real quick? On the second half guidance, the OPEX, what is going to — margins seem to be getting — your operating margin is going to go down a little bit. Are the costs, can you squeeze like service rental maintenance or G&A, are they going to go up as a percentage of revenue? What — how do I look at that second half in terms of operating margin or category?

Mr. Schilling:
Yes as we’ve laid out for the last, several years, we do expect margin compression to begin at some point and we do think that we’ll have some margin compression in the latter half of this year. We’ve done a number of things heading into this year, because of the strong rate of subscriber erosion that we experienced in 2009 heading into 2010, to get ahead of a lot of our expense reduction initiatives in 2010. We do expect the expenses to not decline on a quarterly basis as they have in the last two or three quarters. So we do expect in our guidance that we just issued some margin compression at the end of — or in the third and fourth quarters.

Rich Murphy:	Okay thanks.

Mr. Kelly:	That looked like it’s the last question. Is there another question?

Operator:	Not at this time sir.

CONCLUDING COMMENTS:

Mr. Kelly:	Thank you for joining us today. We look forward to speaking with you after we release our third quarter results. Thanks again and have a great day!

Operator:	That does conclude this conference call. Thank you all for joining us.

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